Exhibit 15.1

[Commerce & Finance Law Offices Letterhead]

April 16, 2020

111, Inc.
3-4/F, No.295 ZuChongZhi Road,
Pudong New Area
Shanghai, 201203
The People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information — D. Risk Factors,” and “Item 4. Information on the Company — C. Organizational Structure,” in 111, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019, which will be filed with the Securities and Exchange Commission in the month of April 2020, and further consent to the incorporation by reference of the summaries of our opinions under these captions into 111, Inc.’s Registration Statements on Form S-8 (No. 333-229313) that were filed on January 22, 2019.

Yours faithfully,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices